Exhibit 99.1

Sky Petroleum Updates Activities on Albanian Exploration Blocks

Three Exploration Blocks - Four, Five, and Dumre Covered by a Single PSC

AUSTIN, Texas--(BUSINESS WIRE)--July 29, 2010--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, announces that it is finalizing the engagement of a firm to conduct a geophysical review of the seismic and log data for the three exploration blocks, Four, Five and Dumre. Additionally the firm will assist in determining financial strategies to best create shareholder value. The National Agency of Natural Resources of Albania (“AKBN”) has provided the company access to previous reserves studies including one prepared by OMV, Austria’s largest oil-producing, refining and retail operating company.

To date, there have been more than ten identified prospects including three significant evaluation wells in each block which are as follows; Palokastra well Block Four, Kanina well in Block Five, and a Dumrea well that helps to define the potential of the assets. Sky Petroleum has been granted exclusive rights under the Production Sharing Contract (“PSC”) to three exploration blocks totaling approximately 5,000 km2 (1.2 million acres), representing approximately 20% of the landmass of Albania. In addition to the exploration rights, the company will also have access to more than 1,200 km of 2-D seismic data.

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option.

Block Four is located in southeast Albania, bordering on Greece. The exploration block covers an area of approximately 2,264 km2 (540,000 acres). The area has four identified leads and prospects on the block with a total estimated reserve potential of 350 MMBOE.

Block Five is located in southwest Albania next to the Adriatic Sea and covers an area of approximately 2,076 km2 (498,000 acres). The block has a total of five identified prospects or leads with a total estimated reserve potential of 375 MMBOE.

Block Dumre is located immediately north of the Kucova oil field and covers an area of approximately 623 km2 (149,000 acres). Based on analogous discoveries, it is estimated that the Dumre prospect contains approximately 500 to 700 MMBOE OOIP.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com